EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-8 Nos. 333-206611, 333-211143, 333-217822, 333-224768, No. 333-231501, 333-238250, 333-255946, 333-264976 and 333-270974) pertaining to the 2013 Incentive Compensation Plan of Wix.com Ltd., and
2.Registration Statement (Form S-8 Nos. 333-231499, 333-238251, 333-255947, 333-264975, 333-270975, 333-197899, 333-206610, 333-211144, 333-217821 and 333-224769) pertaining to the Amended and Restated 2013 Employee Stock Purchase Plan of Wix.com Ltd.

of our reports dated March 21, 2025, with respect to the consolidated financial statements of Wix.com Ltd. and the effectiveness of internal control over financial reporting of Wix.com Ltd. included in this Annual Report (Form 20-F) of Wix.com Ltd. for the year ended December 31, 2024.

/s/ Kost Forer Gabbay & Kasierer
  A Member of EY Global

Tel Aviv, Israel
March 21, 2025